Exhibit 5.2

[Letterhead of Willkie Farr & Gallagher LLP]

January 30, 2006

Teva Pharmaceutical Industries Limited

5 Basel Street

P.O. Box 3190

Petach Tikva 49131

Israel

Ladies and Gentlemen:

We have acted as U.S. counsel to Teva Pharmaceutical Industries Limited, an Israeli corporation (the “Company”), in connection with the Registration Statement on Form F-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed sale from time to time by certain holders (the “Selling Stockholders”) of up to 32,672,011 American Depositary Shares (“ADSs”) of the Company, evidenced by American Depositary Receipts (“ADRs”), each representing one ordinary share, NIS 0.1 par value, of the Company (the “Ordinary Shares”), to be received by such Selling Stockholders pursuant to the provisions of the Merger Agreement (as hereinafter defined). As used herein, “Securities” means the ADSs, the ADRs and the Ordinary Shares.

The Securities registered under the Registration Statement for sale by the Selling Stockholders will have been acquired by the Selling Stockholders pursuant to an Agreement and Plan of Merger, dated as of July 25, 2005 (the “Merger Agreement”), by and among IVAX Corporation (“Ivax”), the Company, Ivory Acquisition Sub, Inc. and Ivory Acquisition Sub II, Inc. or upon the exercise of stock options previously issued by Ivax that, pursuant to the terms of the Merger Agreement, have become exercisable for the Securities. Upon consummation of the merger of Ivory Acquisition Sub, Inc. into Ivax contemplated under the Merger Agreement, each outstanding share of common stock of Ivax was converted into the right to receive, at the election of the holder of Ivax common stock, either $26.00 in cash or 0.8471 Ordinary Shares, which will trade in the United States in the form of ADSs evidenced by ADRs, subject to proration in accordance with the terms of the Merger Agreement. The Securities included in the Registration Statement assume that each of the Selling Stockholders has made an effective “stock election” under the Merger Agreement and are based on a proration percentage of 51.52497% as described in the Registration Statement.

Teva Pharmaceutical Industries Limited

January 30, 2006

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For purposes of the opinions hereinafter expressed, we have reviewed the Merger Agreement and the Deposit Agreement, dated as of October 18, 2005 (the “Deposit Agreement”), among the Company, The Bank of New York, as depositary (the “Depositary”), and the holders from time to time of the Company’s ADSs. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. Insofar as the opinions expressed herein involve factual matters, we have relied (without independent factual investigation), to the extent we deemed proper or necessary, upon certificates of, and other communications with, officers and employees of the Company and upon certificates of public officials.

In making the examinations described above, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

The Deposit Agreement, assuming due authorization, execution and delivery by the Depositary and the Company, constitutes a legal, valid, binding and enforceable instrument of the Company, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law); and, upon issuance by the Depositary of the ADRs evidencing the ADSs, against the deposit of the Ordinary Shares in accordance with the provisions of the Deposit Agreement, the ADRs will be duly and validly issued and the persons in whose names such ADRs are registered will be entitled to the rights specified therein and in the Deposit Agreement.

Our opinions set forth herein are based upon our consideration of only those statutes, rules and regulations which, in our experience, are normally applicable to issuers of securities of the nature as the Securities.

The opinions expressed herein are limited to matters governed by the federal laws of the United States of America and the laws of the State of New York, and we express no opinion with respect to the laws of any other country, state or jurisdiction.

This opinion is being rendered solely in connection with the registration of the offering and sale of the Securities, pursuant to the registration requirements of the Securities Act. We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration

Teva Pharmaceutical Industries Limited

January 30, 2006

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Statement. By giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued or promulgated thereunder.

Very truly yours,

/s/    WILLKIE FARR & GALLAGHER LLP